Exhibit 99.1

NEWS RELEASE

FULTON BANCSHARES CORPORATION

THE FULTON COUNTY NATIONAL BANK AND TRUST COMPANY

Contact: Mr. David Cathell

ISSUANCE OF A CONSENT ORDER BY THE OFFICE OF THE COMPTROLLER OF THE CURRENCY

McCONNELLSBURG, PA (March 25, 2005)  — The Fulton County National Bank and Trust Company (“Bank”), the wholly owned subsidiary of Fulton Bancshares Corporation, has signed a stipulation constituting the Bank’s agreement to the terms of a Consent Order dated March 23, 2005 (“Consent Order”) issued to the Bank by the Office of the Comptroller of the Currency (“OCC”).  The OCC is the federal banking regulatory agency for national banks including the Bank.  A more detailed discussion of the Consent Order can be found on the Securities and Exchange Commission (“SEC”) website at http://www.sec.gov in the Form 8-K filed with the SEC on March 25, 2005.  In addition, copies of the Consent Order will be posted on the OCC website at http://www.occ.treas.gov.

The Bank’s capital remains strong and in excess of regulatory requirements. The Bank’s Board of Directors and management remain committed to the Bank’s customers, shareholders, personnel, and the community. The Bank’s deposits are insured by the Federal Deposit Insurance Corporation to the full extent provided by applicable law.  The Board of Directors of the Bank intends to improve the Bank and comply with the terms of the Consent Order in as expeditious and cost efficient a manner as is reasonably possible.  The Bank has already taken and is continuing to take numerous actions to respond to the contents of the Consent Order in a manner acceptable to the OCC and for the improvement of the Bank.

The Bank has prepared a Comprehensive Action Plan that it is refining and which outlines several significant organizational, financial, operational, and compliance improvements and adjustments necessary to address the findings of the OCC and to strengthen the Bank.

Under the Consent Order the Board is required to appoint a Compliance Committee and to adopt, implement, and ensure adherence to written action, strategic, profit, and disaster recovery plans.  The Board must also adopt, implement and ensure adherence to several written programs including a three year capital program, a program to take immediate and continuing action to eliminate the basis of criticism of criticized assets in the OCC’s Report of Examination that commenced August 10, 2004, a program to improve the Bank’s loan portfolio management, an effective loan portfolio risk identification and control program, a program of policies and procedures and audit standards to ensure compliance with the Bank Secrecy Act (“BSA”), Money Laundering Control Act (“MLCA”),USA PATRIOT Act, and the rules and regulations of the Office of Foreign Assets Control (“OFAC”), a program to ensure compliance with suspicious activity report filing requirements, an interest rate risk management program, a customer information security program and a liquidity contingency plan program.

The Board also must identify and submit for OCC review a Chief Executive Officer (“CEO”) and ensure that a Senior Loan Officer, Chief Financial Officer, Compliance Officer, and Bank Secrecy Act Officer are in place, ensure that a provision of $250,000 is made to the Allowance for Loan and Lease Loss (“ALLL”), retroactive to June 30, 2004, take all necessary steps to ensure that Bank management corrects each violation of law, rule, or regulation cited in the OCC Report of Examination commenced August 10, 2004 and ensure the Bank’s adherence to specific procedures to prevent future violations of law as cited in the referenced OCC Report of Examination by incorporating internal control systems and educating employees regarding laws, rules and regulations applicable to their areas of responsibility.

The Board must also hire independent consultants for several purposes including: to complete a study of current management, Board supervision, and staffing requirements; to recommend actions to reduce the risk presented by the Bank’s preferred stock portfolio; to perform a compliance review of all loans made since October 1, 2001 that were subject to Truth in Lending Act (“TILA”) and Real Estate Settlement Procedures Act (“RESPA”); to perform an initial review of the commercial, commercial real estate, and agricultural loan portfolios that were not included within the sample of credits during the 2003 and 2004 examinations; to develop findings, observations and recommendations on the Bank’s internal controls and audit programs for complying with the BSA, MLCA, suspicious activities, and the rules and regulations of the OFAC.

The Board is also required to review, evaluate and assess in writing the level of service and ability of the audit function currently being provided by its audit firm and shall expand the Bank’s existing audit procedures.

In announcing the Consent Order, the Bank has been and continues to cooperate with the OCC in order to improve the condition of the Bank.  Moreover, the Bank has agreed with regulators that dividends should be suspended while the Bank is investing in necessary improvements.  Nevertheless, the Bank's financial condition is strong and the Board is committed to making the necessary improvements.

                About Fulton Bancshares Corporation — Headquartered in McConnellsburg, Fulton County, Fulton Bancshares Corporation (OTCBB: FULB) offers business and consumer banking services for its customers in Fulton, Franklin, Huntingdon and Bedford Counties and surrounding areas of Pennsylvania and Maryland. The Bank serves its customers from seven financial centers, located in McConnellsburg (2), Hustontown, Warfordsburg, Orbisonia, St. Thomas and Breezewood. For more information about Fulton Bancshares Corporation and the Bank, visit the Bank’s Web site at www.fcnbtc.com.

                This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Actual results and trends could differ materially from those set forth in such statements due to various factors.  Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company’s fillings with the Securities and Exchange Commission.

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